Exhibit 99.1

Management's Discussion and Analysis of Financial Condition and Results of Operations
Allegheny Energy, Inc.

FACTORS THAT MAY AFFECT FUTURE RESULTS
Certain statements within constitute forward-looking statements with respect to Allegheny Energy, Inc. and its subsidiaries (collectively, the Company). Such forward-looking statements include statements with respect to deregulated activities and movements towards competition in the states served by the Company, markets, products, services, prices, results of operations, capital expenditures, regulatory matters, liquidity and capital resources, resolution and impact of litigation, and accounting matters. All such forward-looking information is necessarily only estimated. There can be no assurance actual results of the Company will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations.
   Factors that could cause actual results of the Company to differ materially include, among others, the following: general and economic and business conditions; industry capacity; changes in technology; changes in political, social, and economic conditions; changes in the price of power and fuel for electric generation; changes in laws and regulations applicable to the Company; litigation involving the Company; environmental regulations; the loss of any significant customers and suppliers; and changes in business strategy, operations, or development plans.

Overview
The Company has experienced significant changes in its business as deregulation of electric generation has been approved and implemented in states where the Company operates its regulated utility businesses. As deregulation of generation has been implemented on a state-by-state basis, the Company has transferred its generating assets from its regulated utility businesses to its unregulated generation business in accordance with approved deregulation plans. It is the Company's goal that all of its generating assets will be transferred to the unregulated generation business.
   In 1999, the Company formed Allegheny Energy Supply Company, LLC (Allegheny Energy Supply), to consolidate the Company's unregulated generating assets into a single company that is not subject to state regulation of rates. Allegheny Energy Supply is an unregulated energy company that markets competitive wholesale and retail electricity. Also, Allegheny Energy Supply operates regulated electric generation for its affiliates until deregulation is implemented in all states where the regulated utilities operate. The Company intends to make Allegheny Energy Supply a national energy merchant.
   In November 1998, the Pennsylvania Public Utility Commission (Pennsylvania PUC) approved a settlement agreement between West Penn Power Company (West Penn) and parties to West Penn's restructuring proceedings. Under the terms of the settlement, two-thirds of West Penn's customers were permitted to choose an alternate generation supplier as of January 2, 1999. The remaining one-third of West Penn's customers were permitted to do so starting January 1, 2000. The settlement also allowed West Penn to transfer its 3,778 megawatts (MW) of generating assets at net book value to Allegheny Energy Supply, which was completed in 1999.
   Also in 1999, Allegheny Energy Supply purchased from AYP Energy, Inc. (AYP Energy) its 276-MW share of merchant capacity at Fort Martin Unit No. 1.
   In December 1999, the Maryland Public Service Commission (Maryland PSC) approved a settlement agreement, which allowed nearly all Maryland customers of The Potomac Edison Company (Potomac Edison) to choose their generation supplier beginning July 1, 2000. In June 2000, the Maryland PSC authorized Potomac Edison to transfer the Maryland portion of its generating assets to Allegheny Energy Supply on or after July 1, 2000. Potomac Edison also obtained the necessary approvals from the Virginia State Corporation Commission (Virginia SCC) and the Public Service Commission of West Virginia (W.Va. PSC) to transfer the Virginia and West Virginia portions of its generating assets to Allegheny Energy Supply in conjunction with the transfer of the Maryland portion of those assets. In August 2000, Potomac Edison transferred approximately 2,100 MW of generating assets to Allegheny Energy Supply.
   In March 2000, the West Virginia Legislature passed House Resolution 27 approving an electric deregulation plan submitted by the W.Va. PSC. Under the resolution, the implementation of the West Virginia deregulation plan cannot occur until the Legislature enacts certain tax changes regarding the preservation of tax revenues for state and local government. The plan provides for customer choice of a generation supplier for all customers and allows Monongahela Power Company (Monongahela Power) to transfer the West Virginia portion (approximately 2,004 MW) of its generating assets to Allegheny Energy Supply. On August 15, 2000, and supplemented on October 31, 2000, Monongahela Power filed a petition with the W.Va. PSC for approval to transfer its West Virginia portion of its generating assets to Allegheny Energy Supply on or after January 1, 2001, contemporaneously with the transfer of its Ohio jurisdictional generating assets. We now consider it highly unlikely that legislative action will occur in West Virginia in 2001. If legislative action does not occur, the Company intends to explore other ways to complete the transfer of Monongahela Power's West Virginia jurisdictional generating assets to Allegheny Energy Supply.
   In October 2000, the Public Utilities Commission of Ohio (Ohio PUC) approved a settlement to implement a restructuring plan for Monongahela Power. This restructuring plan allowed Ohio customers of Monongahela Power to choose their generation supplier starting January 1, 2001. Also, Monongahela Power was permitted to transfer the Ohio jurisdictional portion (approximately 352 MW) of its generating assets to Allegheny Energy Supply at net book value on or after January 1, 2001.
   In addition to the assets transferred by the Company's regulated utility subsidiaries, the Company announced that Allegheny Energy Supply plans to construct a 1,080-MW natural gas-fired merchant generating plant in La Paz County, Arizona (expected completion in 2005); a 540-MW combined-cycle facility in Springdale, Pennsylvania (expected completion in 2003); and two 44-MW simple-cycle combustion turbines in Pennsylvania. The Company completed the acquisition of a 50 percent share of the existing 48-MW coal-fired generation at Hunlock Creek with partner UGI Development in the fourth quarter of 2000. In January 2001, the Company completed the acquisition of a 4.86-percent ownership share (83 MW) of the 1,711-MW Conemaugh Generating Station from Potomac Electric Power Company (PEPCO). The Company completed construction of five 44-MW simple-cycle combustion turbines in Pennsylvania during 1999 and 2000, which are part of its unregulated generation fleet. In November 2000, the Company announced that Allegheny Energy Supply entered into an agreement to purchase from Enron Corporation three natural gas-fired merchant generating facilities located in the Midwest totaling 1,710 MW. In January 2001, the Company announced that Allegheny Energy Supply plans to construct a 630-MW natural gas-fired merchant generating facility in St. Joseph County, Indiana. Allegheny Energy Supply will have nearly 13,000 MW of generating capacity when the plants being acquired and under construction and the transfer of the Ohio and West Virginia generating assets of Monongahela Power are completed.
   The table below summarizes the Company's electric generating capacity, excluding generating capacity purchased through contractual obligations of which the Company does not exercise 100 percent control, in operation at December 31, 2000, and announced additions:

                                      Capacity        Cost per
                                        (MW)          Kilowatt

In operation:
   Unregulated generation              6,407          $290
   Regulated generation                2,356           253
Announced additions:
   Unregulated generation              4,131           619*
Total                                 12,894          $388


* Reflects the estimated cost of facilities under construction and pending acquisitions of generating facilities.

   In January 2001, the Company announced the signing of a definitive agreement to acquire Global Energy Markets (G.E.M.), Merrill Lynch's energy commodity marketing and trading unit. Under the agreement, Allegheny Energy Supply will acquire G.E.M. by paying Merrill Lynch $490 million plus a two percent ownership interest in Allegheny Energy Supply. The acquisition is intended to help transform the Company into a major national energy merchant in the energy marketplace. The combination of G.E.M.'s sophisticated structured transaction and trading skills and market presence and the Company's low-cost generating fleet will allow the Company to take advantage of the growth opportunities created by the changing energy industry. The transaction, which is being accounted for as a purchase, is expected to be closed in the first quarter of 2001.
However, transfer of the two percent ownership interest (which is not required for closing) cannot occur until it is approved by the Securities and Exchange Commission (SEC).
   The Company is considering additional ways of maximizing the value of its generating assets, including partnering with other generating companies, converting Allegheny Energy Supply into a corporation and selling a portion of its common equity through an initial public offering, or combining a partial initial public offering with a spin-off of the remaining stock to the Company's shareholders. The Company is withholding making any decision until, among other things, the timetable for the transfer of Monongahela Power's generating assets to Allegheny Energy Supply is resolved, as discussed on page 25.
   Monongahela Power expanded its service territory with the acquisition of West Virginia Power Company assets (West Virginia Power) in December 1999 for approximately $95 million. The acquisition of West Virginia Power added approximately 26,000 electric distribution customers and 24,000 natural gas customers to Monongahela Power's existing business in West Virginia. Also, Monongahela Power acquired Mountaineer Gas Company (Mountaineer Gas) in August 2000 for approximately $326 million, which included the assumption of existing long-term debt of $100 million. The acquisition of Mountaineer Gas added approximately 200,000 natural gas customers to Monongahela Power's West Virginia regulated utility operations.
   The Company's state regulated subsidiaries, Monongahela Power, Potomac Edison, and West Penn, collectively with Mountaineer Gas, now doing business as Allegheny Power, also signed a Memorandum of Agreement with the Pennsylvania-New Jersey-Maryland Interconnection, LLC (PJM), to develop a new affiliation. Allegheny Power is leading the new initiative, known as PJM West, which will facilitate economic transmission service while simultaneously expanding the PJM market.

SIGNIFICANT EVENTS IN 2000, 1999, AND 1998
Transfer of Generating Assets
In August 2000, Potomac Edison transferred approximately 2,100 MW of its Maryland, Virginia, and West Virginia jurisdictional generating assets to Allegheny Energy Supply at net book value. State utility commissions in Maryland, Virginia, and West Virginia approved the transfer of these assets as part of deregulation proceedings in those states. During the fourth quarter of 1999, West Penn transferred its deregulated generating capacity, which totaled 3,778 MW, to Allegheny Energy Supply at net book value. The Federal Energy Regulatory Commission (FERC) and the SEC also approved these transfers.
   Under the terms of the deregulation plans approved in Pennsylvania for West Penn and in Maryland for Potomac Edison, West Penn and Potomac Edison retain the obligation to provide electricity to customers that do not choose an alternative electricity supplier during a transition period. For West Penn, the Pennsylvania transition period continues through December 31, 2008. For Potomac Edison, the Standard Offer Service (provider of last resort) will be provided to Maryland residential customers during a transition period from July 1, 2000, to December 31, 2008, and to all other Maryland customers during a transition period of July 1, 2000, to December 31, 2004. See Note B to the consolidated financial statements for details regarding the deregulation plans approved in Pennsylvania and Maryland.
   Pursuant to contracts, Allegheny Energy Supply provides West Penn and Potomac Edison with power during the Pennsylvania and Maryland transition periods. Allegheny Energy Supply also provides power pursuant to contracts to cover the retail load of Potomac Edison in Virginia and West Virginia prior to and throughout the ensuing period of any retail choice programs that may be implemented in those states. Under these contracts, Allegheny Energy Supply provides these regulated electricity distribution affiliates with the amount of electricity, up to their retail load, that they may demand. These contracts currently represent a significant portion of the normal operating capacity of Allegheny Energy Supply's fleet of generating assets and require it to absorb changes in fuel prices and increased costs of environmental compliance.
   On May 25, 2000, Potomac Edison filed an application with the Virginia SCC to separate its approximately 380 MW of Virginia jurisdictional generating assets, excluding the hydroelectric assets located within the state of Virginia, from its transmission and distribution (T&D) assets, effective July 1, 2000. On July 11, 2000, the Virginia SCC issued an order approving Potomac Edison's separation plan that provided for the transfer of its Virginia jurisdictional generating assets to Allegheny Energy Supply in exchange for the aforementioned contractual commitment from Allegheny Energy Supply to provide power.
   On August 10, 2000, Potomac Edison applied to the Virginia SCC to transfer the five MW of hydroelectric assets located within the state of Virginia to Green Valley Hydro, LLC (a subsidiary of Potomac Edison). On December 14, 2000, the Virginia SCC approved the transfer. Potomac Edison anticipates the transfer to Allegheny Energy Supply will occur during the first half of 2001, after receiving final approval from the SEC.
   On June 23, 2000, the W.Va. PSC issued an order regarding the transfer of the approximately 2,004 MW of West Virginia jurisdictional generating assets of Monongahela Power as well as the generating assets of Potomac Edison that serve West Virginia load. Potomac Edison was granted approval to transfer its assets to Allegheny Energy supply to be consolidated with other Potomac Edison generating assets so transferred. In part, Monongahela Power is required to file with the W.Va. PSC a petition seeking a Commission finding that a proposed transfer of generating assets complies with the conditions of the deregulation plan. The order also permits Monongahela Power to submit a petition to the Commission seeking approval to transfer its West Virginia jurisdictional generating assets prior to the implementation of the deregulation plan. A filing before the implementation of the deregulation plan is required to include commitments to the consumer and other protections contained in the deregulation plan. In a petition filed on August 15, 2000, and supplemented on October 31, 2000, Monongahela Power sought W.Va. PSC approval to transfer its West Virginia jurisdictional generating assets to Allegheny Energy Supply contemporaneously with the transfer of its Ohio jurisdictional generating assets. We now consider it highly unlikely that legislative action will occur in West Virginia in 2001. If legislative action does not occur, the Company intends to explore other ways to complete the transfer of Monongahela Power's West Virginia jurisdictional generating assets to Allegheny Energy Supply.
   On October 5, 2000, the Ohio PUC approved a stipulation agreement between Monongahela Power and the major parties regarding a transition plan to bring electric choice to Monongahela Power's approximately 29,000 Ohio customers. As part of the agreement, Monongahela Power is permitted to transfer its Ohio jurisdictional generating assets (approximately 352 MW) to Allegheny Energy Supply at net book value on or after January 1, 2001. That transfer is intended to occur in the second quarter of 2001.
   See Notes B and C to the consolidated financial statements for details of the Company's various state restructurings and other information about the electric generation deregulation process.

Additional Generation
On January 5, 2001, the Company announced that Allegheny Energy Supply plans to construct a 630-MW natural gas-fired merchant generating facility in St. Joseph County, Indiana, approximately 10 miles west of South Bend. Construction on the facility will begin in 2002 and will be completed in two stages. Two 44-MW simple-cycle combustion turbines will be constructed first, followed by the addition of 542 MW of combined-cycle capacity in 2005. When completed, the facility will allow Allegheny Energy Supply to sell additional generation into the East Central Area Reliability Region (ECAR), as well as give Allegheny Energy Supply greater access to other markets.
   The Company and PPL Global, Inc., a subsidiary of PPL Corporation, in January 2001 submitted a successful co-bid to purchase PEPCO's 9.72-percent share in the 1,711-MW Conemaugh Generating Station. Each company acquired 83 MW at a cost of approximately $78 million. The Company financed its share through the issuance of debt. The purchase will enhance the Company's presence in the PJM power market.
   In November 2000, the Company announced that Allegheny Energy Supply and Enron North America (Enron), a wholly owned subsidiary of Enron Corporation, signed a definitive agreement under which Allegheny Energy Supply will purchase three natural gas-fired merchant generating facilities. The purchase includes the following generating assets, all of which have been in service since June 2000: the Gleason plant (546 MW) in Gleason, Tennessee; the Wheatland plant (508 MW) in Wheatland, Indiana; and the Lincoln Energy Center plant (656 MW) in Manhattan, Illinois. These assets will provide Allegheny Energy Supply with additional natural gas-fired generating capacity within ECAR, the Mid-America Interconnected Network, and the Southeastern Electric Reliability Council. The purchase is anticipated to close in the second quarter of 2001.
   In October 2000, the Company announced that Allegheny Energy Supply plans to construct a 1,080-MW natural gas-fired merchant generating facility in La Paz County, Arizona, approximately 75 miles west of Phoenix. Construction is expected to begin on the $540-million combined-cycle facility in 2002. When completed in 2005, the facility will allow Allegheny Energy Supply to sell generation into Arizona and other states served by the Western System Power Pool, including all or parts of California, western Canada, Colorado, Montana, Nevada, New Mexico, Oregon, Utah, Washington, and Wyoming.
   In September 2000, Allegheny Energy Supply announced that Allegheny Energy Supply Hunlock Creek, LLC, a wholly owned subsidiary of the Company, along with partner UGI Development, a subsidiary of UGI Corporation (UGI), will market generating output from facilities at UGI's Hunlock Creek generating station near Wilkes-Barre, Pennsylvania.
   In addition to sharing 48 MW of existing coal-fired generation at Hunlock Creek, Allegheny Energy Supply Hunlock Creek, LLC, installed a 44-MW natural gas-fired combustion turbine on property owned by UGI in the fourth quarter of 2000. UGI Development and Allegheny Energy Supply Hunlock Creek, LLC will jointly share in the combined output of the coal-fired and combustion turbine generating units. Allegheny Energy Supply Hunlock Creek, LLC, was responsible for construction of the Hunlock Creek combustion turbine, while UGI operates the facilities. These additions will give Allegheny Energy Supply access to 46 MW of generating capacity to sell into the PJM market.
   In February 2000, the Company announced that it would install five simple-cycle gas combustion turbines, including the turbine installed by Allegheny Energy Supply Hunlock Creek, LLC, with a combined capacity of 198 MW (adjusted for UGI's share of one 44-MW unit) at various sites within Pennsylvania. The construction of two units (88 MW) was completed in the fourth quarter of 2000. The construction of the other two units will be completed in 2001. The generation output from the five units will be sold into competitive wholesale and retail power markets in the eastern United States. The units, which will be capable of running on either natural gas or No. 2 diesel oil, represent an investment of approximately $120 million for Allegheny Energy Supply.
   In January 2000, the Company also announced the construction of a 540-MW combined-cycle generating plant at Springdale, Pennsylvania, at a cost of $318 million. The new facility will include two gas-fired combustion turbines and a steam turbine. The combined-cycle facility is expected to be operational and providing power for sale into competitive markets in 2003.
   In 1999, the Company completed construction of and placed into operation two new 44-MW, simple-cycle gas combustion turbines at Springdale, Pennsylvania.

G.E.M. Acquisition
On January 8, 2001, the Company announced that it had signed a definitive agreement to acquire G.E.M., Merrill Lynch's energy commodity marketing and trading unit. Under the agreement, Allegheny Energy Supply will acquire G.E.M. by paying Merrill Lynch $490 million, plus a two percent equity interest in Allegheny Energy Supply. Merrill Lynch has also agreed, in connection with the G.E.M. transaction, to refrain from competition with the Company for a period of 30 months. The transaction will be accounted for under the purchase method of accounting.
   The acquisition is intended to help transform the Company into a major participant in the national energy marketplace and allow the Company to take advantage of growth opportunities created by changes in the energy industry. The addition of G.E.M.'s sophisticated structured transaction and trading skills and market presence to the Company's existing marketing and operating skills will assist in extracting the maximum value from the Company's low-cost generating fleet.
   With G.E.M., Allegheny Energy Supply will have a significant trading and marketing operation and a national platform from which to sell its wholesale generation. G.E.M. was ranked in the top 20 in the nation in terms of electric volumes traded as of the third quarter of 2000. It is expected that Allegheny Energy Supply and G.E.M.'s combined volumes traded will be in the top 10 of all power marketers in the nation.
   The acquisition of G.E.M. includes support infrastructure necessary to conduct business immediately upon completion of the transaction. Additionally, under the agreement, for 30 months Merrill Lynch will refer its clients with energy trading needs to Allegheny Energy Supply.
   The acquisition is contingent upon regulatory approvals, including approval of the FERC. The transfer of the two percent equity interest also requires approval of the SEC. This transfer is not required to be completed for closing. The Company expects the transaction to be closed in the first quarter of 2001.

Mountaineer Gas and West Virginia Power Acquisitions
On August 18, 2000, Monongahela Power completed the purchase of Mountaineer Gas, a regulated natural gas sales, transportation, and distribution company serving a large portion of West Virginia, from Energy Corporation of America
(ECA) for approximately $326 million, which included the assumption of $100 million of existing long-term debt. The acquisition included the assets of Mountaineer Gas Services, which operates natural gas-producing properties, natural gas-gathering facilities, and intrastate transmission pipelines. The acquisition increased Monongahela Power's number of gas customers in West Virginia by approximately 200,000. (See Note E to the consolidated financial statements for additional information.)
   In December 1999, Monongahela Power purchased from UtiliCorp United Inc. the assets of West Virginia Power, an electric and natural gas distribution company located in southern West Virginia, for approximately $95 million.

Leasing Technologies International, Inc. Acquisition
On December 29, 2000, Allegheny Ventures, Inc. (Allegheny Ventures), an unregulated subsidiary of the Company, signed an agreement to acquire Leasing Technologies International, Inc. (LTI), a financial services firm that specializes in equipment financing solutions for emerging growth companies. Allegheny Ventures will acquire LTI for $26 million. In addition, LTI's leadership and employee shareholders could receive additional shares of the Company's common stock over the next three years if LTI reaches or exceeds earnings targets. The stock-for-stock transaction will be accounted for under the purchase method of accounting. The Company expects the transaction will be closed in the second quarter of 2001, subject to SEC approval.

Rate Matters
The Company's regulated subsidiaries, doing business as Allegheny Power, operate electric transmission and electric and natural gas distribution systems. Allegheny Power also generates electric energy in jurisdictions which have not yet deregulated electric generation. These subsidiaries are subject to federal and state regulation, including the Public Utility Holding Company Act of 1935 (PUHCA). Allegheny Power's markets for regulated electric and gas retail sales are in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia.
   Potomac Edison decreased the fuel portion of Maryland customers' bills by approximately $6.4 million annually, effective with bills rendered on or after December 7, 1999, based on the outcome of proceedings before the Maryland PSC. A proposed order was issued on February 18, 2000, granting the requested decrease in Potomac Edison's fuel rate, and, on March 21, 2000, the proposed order became final. Effective July 1, 2000, coincident with customer choice in Maryland, the fuel rates were rolled into base rates.
   On March 24, 2000, the Maryland PSC issued an order requiring Potomac Edison to refund the 1999 deferred fuel balance overrecovery of approximately $9.9 million to customers over a period of 12 months that began April 30, 2000. The refund of the overrecovered balance does not affect Potomac Edison's earnings since the overrecovered amounts had been deferred.
   On October 4, 2000, the Maryland PSC approved Potomac Edison's filing, which represents the final reconciliation of its deferred fuel balance. Potomac Edison is refunding to customers a $3.2 million overrecovery balance existing in the Maryland deferred fuel account as of September 30, 2000. The deferred fuel credit to customers began in October 2000 and will be effective until the balance falls to zero, which is projected to take 12 months. The refund of the overrecovered balance does not affect Potomac Edison's earnings, since the overrecovered amounts had been deferred.
   On June 23, 2000, the W.Va. PSC approved a Joint Stipulation and Agreement for Settlement, stating agreed-upon rates designed to make the rates of Potomac Edison and Monongahela Power consistent. Under the terms of the settlement, several tariff schedules, notably those available to residential and small commercial customers, will require several incremental steps to reach the agreed-upon rate level. The settlement rates resulted in a revenue reduction of approximately $0.3 million for 2000, increasing over eight years to an annual reduction of approximately $1.7 million. Offsetting the decrease in rates, the settlement approved by the W.Va. PSC directs Monongahela Power and Potomac Edison to amortize the existing overcollected deferred fuel balance as of June 30, 2000 (approximately $16 million), as a reduction of expenses over a four-and-one-half year period beginning July 1, 2000. Also, effective July 1, 2000, Potomac Edison and Monongahela Power ceased their expanded net energy cost (fuel clause) as part of the settlement.
   On November 29, 2000, the Maryland PSC approved the Power Sales Agreement between Potomac Edison and the winning bidder covering the sale of the AES Warrior Run output to the wholesale market for the period January 1, 2001, through December 31, 2001. The AES Warrior Run cogeneration project was developed under the Public Utility Regulatory Policies Act of 1978 (PURPA) and achieved commercial operation on February 10, 2000. Under the terms of the Maryland deregulation plan approved in 1999, the revenues from the sale of the AES Warrior Run output are used to offset the capacity and energy costs Potomac Edison pays to the AES Warrior Run cogeneration project before determining amounts to be recovered from Maryland customers.
   Effective with bills rendered on or after January 8, 2001, there was an increase in Maryland base rates as a result of the phase-in of the rate increase approved by the Maryland PSC on October 27, 1998. A settlement agreement, which includes recognition and dollar-for-dollar recovery of costs to be incurred from the AES Warrior Run project, was filed with the Maryland PSC on July 30, 1998, and approved by that Commission on October 27, 1998. The Maryland PSC approved rates for each customer class on December 22, 1998. Under the terms of the agreement, Potomac Edison increased its rates about four percent in each of the years 1999 and 2000 and will increase rates by about four percent in 2001 (a $79 million total revenue increase during 1999 through 2001). The increases are designed to recover additional costs of about $131 million over the period 1999-2001 for capacity purchases from the AES Warrior Run project net of alleged overearnings of $52 million for the same period. The agreement also requires that Potomac Edison share 50 percent of earnings above an 11.4 percent return on equity with customers for 1999 and 2000. As a result, 50 percent of the amount above the threshold earnings amount, or $9.7 million applicable to 1999, is being distributed to customers in the form of an Earnings Sharing Credit, effective June 7, 2000, through April 30, 2001. Any sharing of earnings required for 2000 will be reflected as a credit on customers' bills starting in May 2001.
   On October 11, 2000, the W.Va. PSC approved an interim increase on the commodity rate for gas customers of Monongahela Power (formerly West Virginia Power customers) for gas service bills rendered on and after December 1, 2000. On December 11, 2000, the W.Va. PSC approved additional increases for gas service bills rendered on and after January 1, 2001, through November 30, 2001 (total revenue increase for the 12-month period of $5.1 million or
22.6 percent). The commodity rate is the portion of the gas service bill that reflects the cost of natural gas, which has increased significantly during 2000. The W.Va. PSC has approved a tiered rate structure with rates established for the winter heating season, effective January 1, 2001, through April 30, 2001, and further increased rates effective May 1, 2001, through November 30, 2001, dependent upon the level of cost recovery after the winter heating season. This approach allows Monongahela Power full recovery, but eases the increase on the average customer. These increases have no effect on earnings because they were implemented via the Purchased Gas Adjustment mechanism. Under the Purchased Gas Adjustment mechanism, differences between revenues received for energy costs and actual energy costs are deferred until the next proceeding, when energy rates are adjusted to return or recover previous overrecoveries or underrecoveries, respectively.
   Mountaineer Gas, in response to significant increases in the market price for natural gas, filed for a rate increase with the W.Va. PSC on January 4, 2001. If natural gas prices remain at current levels, the proposed overall rates will increase by approximately 39 percent ($67 million) over present rates. Mountaineer Gas anticipates that the W.Va. PSC will postpone the effective date until November 1, 2001, when the current rate moratorium ends. The conclusion of the current rate moratorium coincides with the expiration of the primary Mountaineer Gas fixed-price fuel supply contract.

Regional Transmission Organization
In adopting its Rule 2000, the FERC defined requirements for transmission facility owners, such as Monongahela Power, Potomac Edison, and West Penn, to participate in some form of Regional Transmission Organization (RTO). Additionally, the state jurisdictions within which the Company operates have, to different degrees, started to define their transition to a competitive generation marketplace. As part of this, they have identified transmission as a key link to making the electricity market efficient.
   Allegheny Power announced on October 5, 2000, that it had signed a Memorandum of Agreement with PJM to develop a new transmission affiliation with PJM, referred to as PJM West. The Memorandum of Agreement was outlined in a filing submitted to the FERC on October 16, 2000, in order to meet the requirements of FERC's Order 2000.
   FERC's Order 2000 required all electric utilities, not currently in an independent system operator (ISO), to file a plan on how they would participate in an RTO, those entities that oversee and control the power grid. Although PJM is an ISO, Allegheny Power will not join PJM, but will pursue the development of an affiliation with PJM, working within the PJM framework, which would also be available to other utilities.
   Allegheny Power is leading the new initiative, known as PJM West, which will facilitate economic transmission service, while simultaneously expanding the PJM market. Allegheny Energy Supply will benefit from the PJM West initiative by having its generation within PJM and open to markets in the current PJM region.
   In December 2000, Allegheny Power and PJM announced the execution of an agreement in principle to broaden PJM West that will further expand the PJM market into the Pittsburgh area. This agreement provides for Duquesne Light Company to join Allegheny Power in the development of PJM West by executing a similar joint agreement with PJM as did Allegheny Power.

AFN Communications, LLC
Allegheny Communications Connect, Inc. (ACC) announced in March 2000 that it, along with five other energy and telecommunications companies and a consulting partner, were creating AFN Communications, LLC (AFN), a super-regional high-speed telecommunications company. The network initially offered more than 7,700 route miles, or 140,000 fiber miles, connecting major markets in the eastern United States to secondary markets with a growing need for broadband access. The initial footprint of fiber in AFN positions it to reach areas responsible for roughly 35 percent of the national wholesale communications capacity market.
   AFN expects to expand its network from the current 7,700 route miles to 10,000 route miles or 200,000 fiber miles by the end of 2002. AFN will reach this capacity by adding partners with existing fiber, installing fiber in areas of opportunity, and acquiring existing fiber from others or contracting long-term lease agreements for existing fiber.
   ACC received a 17 percent interest in AFN by contributing 339 miles of lit fiber, including revenue from capacity contracts related to these routes, and 761 miles of committed dark fiber. Other members include AEP Fiber Venture, LLC, a subsidiary of American Electric Power; GPU Telcom Services, Inc., a subsidiary of GPU, Inc.; Fiber Venture Equity, Inc., a subsidiary of FirstEnergy Corporation; CFW Network, Inc.; R&B Network, Inc.; and A.T. Kearney, Inc.

Allegheny Energy Solutions, Inc.
On May 15, 2000, one of the Company's unregulated subsidiaries, Allegheny Energy Solutions, Inc. (Allegheny Energy Solutions) announced the formation of a strategic alliance with Capstone Turbine Corporation (Capstone). Capstone manufactures commercial, ultra-low emission microturbine power systems. The alliance will help position Allegheny Energy Solutions as a local and national solutions provider for distributed generation services.
   On December 7, 2000, Allegheny Energy Solutions added Siemens Solar Industries, L.P., to its portfolio of suppliers for distributed generation products. Through its agreement with Siemens Solar Industries, Allegheny Energy Solutions will provide its customers with a comprehensive offering of solar electric solutions called earthsafe.TM

Stockholder Protection Rights Agreement
The Company has adopted a Stockholder Protection Rights Agreement (Rights Agreement). Under the Rights Agreement, rights were distributed as a dividend at the rate of one right per each share of the Company's common stock. The dividend was paid to shareholders of record as of March 16, 2000. Under its principal provision, if any person or group acquires 15 percent or more of the Company's outstanding common stock, all other shareholders of the Company would be entitled to buy, for the exercise price of $100 per right, common stock of the Company having a market value equal to twice the exercise price, thereby substantially diluting the acquiring person's or group's investment.
   The rights may cause substantial dilution to a person or group that acquires 15 percent or more of the Company's common stock. The rights should not interfere with a transaction that is in the best interests of the Company and its shareholders, because the rights can be redeemed or terminated prior to a triggering event.
   The SEC previously issued an order pursuant to the PUHCA, granting the Company authority to adopt and implement the Rights Agreement.

REVIEW OF OPERATIONS
Earnings Summary


Review of Operations

Earnings Summary
                                                                                             Basic and Diluted Earnings
(Millions of dollars except per share data)                         Earnings                     Per Average Share
                                                              2000      1999      1998       2000      1999      1998
Operations:
   Regulated operations                                       $227.7    $236.5    $283.3      $2.06     $2.03     $2.32
   Unregulated generation                                       83.7      49.1     (19.6)       .76      0.42     (0.16)
   Other                                                         2.2      (0.2)     (0.7)       .02        -      (0.01)
Consolidated income before extraordinary charges               313.6     285.4     263.0       2.84      2.45      2.15
Extraordinary charges, net(Notes B, C, and F to consolidated
   financial statements                                        (77.0)    (27.0)   (275.4)     (0.70)    (0.23)    (2.25)
Consolidated net income (loss)                                $236.6    $258.4    ($12.4)     $2.14     $2.22    ($0.10)


   The increase in earnings for 2000, before extraordinary charges, resulted from the Company's unregulated generation segment due to the transfer of Potomac Edison's Maryland, Virginia, and West Virginia jurisdictional generating assets from regulated operations to unregulated generation in August 2000. In addition, the earnings for unregulated generation increased due to colder than normal weather in November and December of 2000. This increase was partially offset by the milder summer weather for 2000.
   Earnings for the Company's regulated operations decreased in 2000 due to the transfer of Potomac Edison's generating assets in August 2000. This decrease was partially offset by the acquisition of two energy distribution companies, West Virginia Power in 1999 and Mountaineer Gas in 2000.
   The increase in earnings per share for 2000, before the extraordinary charge, reflects higher net revenue in the unregulated generation segment and a lower number of average shares of common stock outstanding as a result of the Company's 1999 stock repurchase program.
   The extraordinary charge of $77 million, net of taxes, reflects write-offs by the Company's regulated subsidiaries, Monongahela Power and Potomac Edison, as a result of West Virginia, Ohio, and Virginia legislation requiring deregulation of electric generation.
   The decrease in 1999 earnings from regulated operations, before extraordinary charges, reflects the deregulation of two-thirds of West Penn's electric generation, effective January 1, 1999, as approved by the Pennsylvania PUC's restructuring order for West Penn. Accordingly, the operating results for these assets are classified as unregulated generation in 1999.
   In 1999, earnings from unregulated operations, before extraordinary charges, increased consolidated net income by $49.1 million, an increase of $68.7 million over 1998's loss. This increase in unregulated earnings reflects the sale of generation from two-thirds of West Penn's generating assets into deregulated markets as discussed under Sales and Revenues and improved results over 1998 performance in such markets.
   Extraordinary charges in 2000, 1999, and 1998 resulted from the Maryland, Ohio, Pennsylvania, Virginia, and West Virginia electric utility restructuring orders as discussed in Notes B and C to the consolidated financial statements and the redemption of debt by West Penn in 1999 related to the securitization of stranded costs as discussed in Note F to the consolidated financial statements.

Sales and Revenues Total operating revenues for 2000, 1999, and 1998 were as follows:


(Millions of dollars)                     2000      1999      1998
Operating revenues:
 Regulated operations:
  Electric                                 $2,315.8   2,169.0   2,201.2
  Gas                                          81.8
  Choice                                       28.4      34.3      14.0
  Bulk power                                  135.8      45.7      69.8
  Transmission and other energy services       73.2      61.0      45.2
    Total regulated revenues                2,635.0   2,310.0   2,330.2
 Unregulated generation revenues:
  Retail and other                            232.8     155.5      25.0
  Bulk power                                2,048.8     723.9     215.3
    Total unregulated generation revenues   2,281.6     879.4     240.3
  Other                                        22.6       8.9       6.7
  Eliminations                               (927.3)   (389.9)     (0.8)
    Total operating revenues               $4,011.9  $2,808.4  $2,576.4


   The increase in regulated electric and gas revenues for 2000 was primarily due to an increase in the number of customers and the acquisition of the assets of West Virginia Power purchased by Monongahela Power in December 1999, and by Monongahela Power's acquisition of Mountaineer Gas in August 2000. The decrease in regulated revenues in 1999 was due primarily to Pennsylvania deregulation, which gave two-thirds of West Penn's regulated customers the ability to choose another energy supplier. This decrease was also due to a reduction in Potomac Edison's Maryland rates as part of a settlement agreement. Electric energy supplied to West Penn customers by alternative energy suppliers was seven percent and 11 percent of West Penn's total megawatt sales for 2000 and 1999. The decrease to regulated revenues was offset in part by colder winter weather in 1999, which led to increased residential kilowatt-hour (kWh) sales and revenues.
   Choice revenues represent T&D revenues from franchise customers in West Penn's Pennsylvania and Potomac Edison's Maryland distribution territories who chose other suppliers to provide their energy needs. Pennsylvania and Maryland deregulation gave West Penn and Potomac Edison's regulated customers the ability to choose another energy supplier. For 2000, all of West Penn's regulated customers had the ability to choose, and, for 1999, two-thirds of West Penn's customers had the ability to choose. As of July 1, 2000, all of Potomac Edison's Maryland customers had the right to choose. At December 31, 2000, less than one percent of West Penn's customers and Potomac Edison's Maryland customers chose alternate energy suppliers. The decrease in choice revenues for 2000 was due to the decline in the number of West Penn customers choosing alternate energy suppliers.
   In 1998, the choice revenues represent five percent of previously fully bundled customers (full service customers) who participated in the Pennsylvania pilot program that began November 1, 1997, and continued through December 31, 1998, and were required to buy energy from an alternate supplier. To assure participation in the program, pilot participants received an energy credit from their local utility and a price for energy pursuant to an agreement with an alternate supplier.
   The increases in regulated operations bulk power for 2000 was primarily due to increased sales by Monongahela Power and Potomac Edison to Allegheny Energy Supply. In early 2000, a dispatch agreement was implemented between regulated operations and unregulated generation. With this agreement, regulated operations sells the amount of its bulk power that exceeds its regulated load to Allegheny Energy Supply and conversely buys generation from unregulated operations when regulated load at times exceeds regulated generation. Such a relationship allows all of the Company's generation to be dispatched in a more efficient manner. In addition, $28.1 million for 2000 was the result of the sale of the output of the AES Warrior Run cogeneration facility into the open wholesale market. This output was part of a Maryland PSC settlement agreement with Potomac Edison. The 1999 decrease in regulated operations bulk power was due to the movement of generation available for sale from regulated operations to unregulated generation.
   In October 1998, the Maryland PSC approved a settlement agreement for Potomac Edison. Under the terms of that agreement, Potomac Edison increased its rates about four percent in 1999 and 2000, and will increase rates about four percent in 2001 (a $79 million total revenue increase during 1999 through 2001). (See Rate Matters beginning on page 28 for additional information).
   Total regulated operations revenues reflect not only changes in kilowatt-hour sales and base rate changes, but also changes in revenues from fuel and energy cost adjustment clauses (fuel clauses), which were applicable in all Company jurisdictions, except for Pennsylvania, through various dates in 2000. Effective July 1, 2000, Potomac Edison's Maryland jurisdiction and the West Virginia jurisdiction for Monongahela Power and Potomac Edison ceased to have a fuel clause. Effective August 7, 2000, a fuel clause ceased to exist for Potomac Edison's Virginia jurisdiction. Effective January 1, 2001, a fuel clause ceased to exist for Monongahela Power's Ohio jurisdiction.
   Where a fuel clause is in effect, changes in fuel revenues have no effect on consolidated net income because increases and decreases in fuel and purchased power costs and sales of transmission services and bulk power are passed on to customers through fuel clauses.
   Once the fuel clause is eliminated, the Company assumes the risks and benefits of changes in fuel and purchased power costs and sales of transmission services and bulk power.
   Gas sales and services and electric revenues from the assets of West Virginia Power purchased by Monongahela Power in December 1999 and Mountaineer Gas purchased by Monongahela Power in August 2000 are included in regulated revenues in 2000. Because a significant portion of the gas sold by Monongahela Power's gas distribution operations is ultimately used for space heating, both revenues and earnings are subject to seasonal fluctuations. The Purchased Gas Adjustment mechanism (fuel clause) continues to exist for West Virginia Power and may come into effect for Mountaineer Gas following its current three-year moratorium, which ends on October 31, 2001.
   There may be significant volatility in the spot prices for electricity at the wholesale level, which may significantly affect the Company's operating results. The effect may be either positive or negative, depending on whether the Company's subsidiaries are net buyers or sellers of electricity and their open commitments or previously concluded market positions that exist at such times.
   The increase in unregulated generation revenues reflects increased transactions by Allegheny Energy Supply in the unregulated marketplace to sell electricity to both wholesale and retail customers and is also due to having increased generation available for sale. As a result of the Electricity Generation Customer Choice and Competition Act (Customer Choice Act) in Pennsylvania, two-thirds of West Penn's generation was released in the first quarter of 1999 and was available for sale into the unregulated marketplace by Allegheny Energy Supply, subject to its obligations under the full requirements contracts it entered into with West Penn. In the first quarter of 2000, the final one-third of West Penn's generation was similarly released and became available for sale into the deregulated marketplace. In addition, the Company transferred approximately 2,100 MW of Potomac Edison's Maryland, Virginia, and West Virginia jurisdictional generating assets to Allegheny Energy Supply in August 2000. As a result, the unregulated generation segment had more generation available for sale into the deregulated marketplace in 2000, and had concluded more commitments to sell generation in that marketplace including sales to West Penn and Potomac Edison to meet their provider of last resort obligations.
   In addition, the unregulated generation segment had a net gain of $8.4 million, before tax, as a result of recording its energy trading contracts at fair value on the balance sheet at December 31, 2000, in accordance with Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." See Note J to the consolidated financial statements for additional details.
   Other revenues increased by $13.7 million for 2000 primarily due to increased sales of dark fiber by ACC.
   The elimination between regulated operations, unregulated generation, and other revenues is necessary to remove the effect of affiliated revenues, primarily sales of power. See Note B to the consolidated financial statements for information regarding the Competitive Transition Charge
(CTC).

OPERATING EXPENSES
Fuel expenses for 2000, 1999, and 1998 were as follows:


Fuel expenses
(Millions of dollars)           2000      1999      1998
Regulated operations          $232.7    $355.5    $545.4
Unregulated generation         319.5     180.2      21.1
 Total fuel expenses          $552.2    $535.7    $566.5


   Total fuel expenses for 2000 increased due to increased kilowatt-hours generated, offset in part by decreased average fuel prices. Total fuel expenses decreased in 1999 due primarily to a decrease in average fuel prices. The decreases in fuel expenses for regulated operations and the increases in fuel expenses for unregulated generation in 2000 and 1999 were due to the fuel expenses associated with the transfer of West Penn's and Potomac Edison's generating assets from regulated operations to unregulated generation as a result of deregulation activities in Maryland, Pennsylvania, Virginia, and West Virginia.
   Purchased power and exchanges, net, represents power purchases from and exchanges with other companies and purchases from qualified facilities under PURPA and consists of the following items:


Purchased Power and Exchanges, Net
(Millions of dollars)                                2000      1999      1998
Regulated operations:
 Purchased power:
   From PURPA generation*                           $191.1    $104.1    $129.0
   Other                                             775.1     395.8      50.0
    Total purchased power for regulated operations   966.2     499.9     179.0
 Power exchanges, net                                  6.9      (2.6)     (0.7)
Unregulated generation purchased power             1,472.5     390.1     210.5
Elimination                                         (852.9)   (356.0)
 Purchased power and exchanges, net               $1,592.7    $531.4    $388.8
*PURPA cost (cents per kWh)                            5.5       4.8       5.4


   The increase of $87.0 million in regulated operations from PURPA generation for 2000 was due to the start of commercial operations of the AES Warrior Run cogeneration project. The Maryland PSC has approved Potomac Edison's full recovery of the AES Warrior Run purchased power costs as part of the September 23, 1999, settlement agreement to implement deregulation for Potomac Edison. Accordingly, the Company defers, as a component of other operation expenses, the difference between revenues collected related to AES Warrior Run and the cost of the AES Warrior Run purchased power.
   Regulated operations purchased power costs from PURPA generation decreased $24.9 million in 1999. This decrease reflects an $11.1 million reduction related to West Penn's purchase commitment at costs in excess of the market value of the AES Beaver Valley PURPA contract previously accrued as a loss contingency in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies." The decrease in purchased power also includes a $12.5 million reduction in the purchase price for that contract due to a scheduled capacity rate decrease defined annually in the contract.
   The increase in other regulated operations purchased power in 2000 was due primarily to West Penn's and Potomac Edison's purchase of power from their unregulated generation affiliate, Allegheny Energy Supply, in order to provide energy to customers eligible to choose an alternate supplier, but electing not to do so. The generation previously available to serve those customers has been transferred to Allegheny Energy Supply. Also, unplanned generating plant outages in the first quarter of 2000 caused the regulated utility operations of Potomac Edison and Monongahela Power to make purchases of higher-priced power on the open energy market. The 1999 increase was due to West Penn's purchase of power from Allegheny Energy Supply.
   The increase in unregulated generation purchased power in 2000 was for power to serve the provider of last resort load of West Penn and Potomac Edison, unplanned first quarter generating plant outages that caused the Company to make purchases of higher-priced power on the open market, and increased buy-sell transactions to optimize the value of unregulated generating assets in the fourth quarter. The increase in unregulated generation purchases in 1999 was due to increased purchases for sale to regulated affiliates and to take advantage of transaction opportunities in the wholesale market.
   The elimination, between regulated and unregulated purchased power, is necessary to remove the effect of affiliated purchased power expenses.

Gas purchases and production expenses for 2000, 1999, and 1998 were as follows:


Gas Purchases and Production
(Millions of dollars)                        2000      1999      1998
Regulated operations                        $57.0
Total gas and production expenses           $57.0


   Gas purchases and gas production reflects the acquisition of West Virginia Power in December 1999 and Mountaineer Gas in August 2000.

   Other operation expenses for 2000, 1999, and 1998 were as follows:


Other Operation Expenses
(Millions of dollars)                2000      1999      1998
Regulated operations                 $345.7    $340.8    $319.3
Unregulated generation                127.7      66.6      10.5
Other                                  18.2       5.8       7.6
Elimination                           (74.5)    (23.8)
  Total other operation expenses     $417.1    $389.4    $337.4


   The increase in regulated operations expense of $4.9 million for 2000 reflects additional expenses related to the acquisition of West Virginia Power and Montaineer Gas. These additional expenses were offset in part by reduced expenses related to the transfer of generating assets from regulated operations to unregulated generation during the year.
   The increase in unregulated generation other operation expenses of $61.1 million for 2000 was primarily due to increased purchases of transmission capacity for electricity for delivery of energy to customers and expenses related to the transfer of generating assets during the current year.
   The increase in other of $12.4 million for 2000 was due primarily to increased expenses related to the expanding telecommunications business of ACC and distributed generation sales business of Allegheny Energy Solutions. Allegheny Energy Solutions and ACC are subsidiaries of Allegheny Ventures.
   The increase in total other operation expenses in 1999 of $52.0 million was due primarily to recording $19.7 million in merger-related costs previously deferred and $16.2 million related to a pumped-storage generation project no longer considered useful, increases in salaries and wages of $8.0 million, $5.0 million for costs associated with settling litigation concerning a PURPA project, and increased allowances for uncollectible accounts of $2.1 million.
   The elimination between regulated and unregulated operation expenses is primarily to remove the effect of affiliated transmission purchases.

Maintenance expenses for 2000, 1999, and 1998 were as follows:



Maintenance Expenses
(Millions of dollars)            2000      1999      1998
Regulated operations           $149.0    $182.6    $212.3
Unregulated generation           81.3      40.8       5.3
Other                                       0.1
 Total maintenance expenses    $230.3    $223.5    $217.6


   Maintenance expenses represent costs incurred to maintain the power stations, T&D system, and general plant, and reflect routine maintenance of equipment and rights-of-way, as well as planned repairs and unplanned expenditures, primarily from forced outages at the power stations and periodic storm damage on the T&D system. Variations in maintenance expense result primarily from unplanned events and planned projects, which vary in timing and magnitude depending upon the length of time equipment has been in service and the amount of work found necessary when the equipment is inspected.
   The decreases in regulated operations maintenance and the increases in unregulated generation maintenance in 2000 and 1999 were due mainly to the transfer of generating assets from regulated operations to unregulated generation.
   Unregulated generation maintenance in 2000 reflects the capitalization policy for Allegheny Energy Supply, which was formed in November 1999. The capitalization policy of Allegheny Energy Supply is based on operating generating assets in an unregulated environment in which less costs are capitalized and more costs expensed as maintenance. See Note L to the consolidated financial statements for additional details.
   Total maintenance expenses increased $5.9 million in 1999 due primarily to increased maintenance and renovations of general plant structures of $5.1 million.

   Depreciation and amortization expenses for 2000, 1999, and 1998 were as follows:


Depreciation and Amortization Expenses
(Millions of dollars)                              2000      1999      1998
Regulated operations                             $194.5    $198.0    $264.6
Unregulated generation                             52.4      58.9       5.7
Other                                               1.0       0.6       0.1
 Total depreciation and amortization expenses    $247.9    $257.5    $270.4


   Total depreciation and amortization expenses for 2000 decreased $9.6 million, reflecting the changes related to the establishment of capital recovery policies of Allegheny Energy Supply. See Note L to the consolidated financial statements for additional details. The decreases in regulated operations depreciation and amortization expenses reflects the transfer of generating assets from regulated operations to unregulated generation during the year offset by depreciation of new capital additions, including the acquisitions of West Virginia Power and Mountaineer Gas.
   Total depreciation and amortization expenses in 1999 decreased $12.9 million due primarily to a $24.6 million reduction related to a 1998 write-down of West Penn's share of costs in excess of the fair value of the Allegheny Generating Company (AGC) pumped-storage project.
   Depreciation expense will be reduced $234 million during the period 1999 through 2025 from the historical depreciation amounts as a result of the AGC plant impairment charge recorded as an extraordinary charge in 1998 by West Penn.

   Taxes other than income taxes for 2000, 1999, and 1998 were as follows:


Taxes Other Than Income Taxes
(Millions of dollars)                     2000      1999      1998
Regulated operations                    $148.4    $157.9    $187.7
Unregulated generation                    61.3      32.2       6.6
Other                                      0.5       0.2       0.3
Total taxes other than income taxes     $210.2    $190.3    $194.6


   Total taxes other than income taxes increased $19.9 million for 2000 due primarily to increased gross receipts taxes resulting from higher revenues from retail customers, increased property taxes, and increased West Virginia Business and Occupation Taxes. The increases for 2000 were offset in part by reduced franchise and capital stock taxes due to reduced tax rates and Pennsylvania Capital Stock tax adjustments related to prior years.
   Total taxes other than income taxes decreased $4.3 million in 1999 primarily due to an adjustment which increased 1998's West Virginia Business and Occupation Taxes by $1.4 million related to a previous period, lower capital stock taxes relating to the 1998 asset write-down as a result of Pennsylvania restructuring, and decreased gross receipts taxes, partially offset by higher Federal Insurance Contribution Act taxes.
   Regulated operations and unregulated generation taxes other than income taxes in 2000 and 1999 reflect the recategorization of taxes other than income taxes associated with the transfer of generating assets during those years. The 2000 decrease in regulated taxes other than income taxes is partially offset by taxes related to the acquisitions of West Virginia Power and Mountaineer Gas.
   Federal and state income taxes for 2000 increased $20.4 million, due to an increase in taxable income and an increase in state income tax net of federal income tax benefit.
   The 1999 decrease in federal and state income taxes of $4.0 million was primarily due to tax benefits related to the flow through of plant removal costs for regulatory purposes, offset in part by increased taxable income.
   Note G to the consolidated financial statements provides a further analysis of income tax expenses.
   The increases in allowance for borrowed funds used during construction and interest capitalized of $1.4 million in 2000 and $1.6 million in 1999 reflects an increase in construction activity financed by short-term debt. The allowance for borrowed funds used during construction component of the formula receives greater weighting when short-term debt increases. In addition, increases in unregulated generation construction capitalized interest contributed to the increases.
   Other income, net, increased $2.9 million for 2000 due to interest income on temporary cash investments, income related to investments of the Company's unregulated subsidiary, Allegheny Ventures, and a refund of hydroelectric license fees of $2.8 million ($1.8 million net of taxes) related to a cancelled facility.
   The decrease in other income, net, of $6.6 million in 1999 was primarily due to a $4.3 million insurance settlement received in 1998.

   Interest on long-term debt and other interest for 2000, 1999, and 1998 were as follows:


Interest Expense
(Millions of dollars)                 2000      1999      1998
Interest on long-term debt:
 Regulated operations                 $152.5    $127.5    $151.0
 Unregulated generation                 34.9      29.2      10.1
 Elimination                           (14.7)     (1.5)
  Total interest on long-term debt     172.7     155.2     161.1
Other interest:
 Regulated operations                   49.8      27.9      19.4
 Unregulated generation                 10.7       3.7
 Other                                   0.3
 Elimination                            (4.2)
  Total other interest                  56.6      31.6      19.4
    Total interest expense            $229.3    $186.8    $180.5


   The increases in total interest on long-term debt for 2000 of $17.5 million resulted from increased average long-term debt outstanding. The decrease in total interest on long-term debt in 1999 of $5.9 million resulted from reduced average long-term debt outstanding.
   The elimination between regulated operations and unregulated generation on long-term debt is to remove the effect of pollution control debt interest recorded by Allegheny Energy Supply and also by West Penn and Potomac Edison. Allegheny Energy Supply assumed the service obligation for the pollution control debt in conjunction with the transfer of West Penn and Potomac Edison's generating assets. West Penn and Potomac Edison continued to be co-obligors with respect to the pollution control debt through December 22, 2000.
   Other interest expense reflects changes in the levels of short-term debt maintained by the companies throughout the year, as well as the associated interest rates.
   Other interest expense increased by $25 million in 2000 due to an increase in the average short-term debt outstanding and an increase in the average interest rates. The increase in other interest expense of $12.2 million in 1999 resulted primarily from the increase in short-term debt outstanding in conjunction with the repurchase of the Company's common stock that began in the first quarter of 1999.
   For additional information regarding the Company's short-term and long-term debt, see the consolidated statement of capitalization and Note I to the consolidated financial statements.
   Dividends on the preferred stock of the subsidiaries decreased due to the redemption by Potomac Edison and West Penn of their cumulative preferred stock on September 30, 1999, and July 15, 1999, respectively.
   The extraordinary charge in 2000 of $77 million, net of taxes, reflects a write-off by the Company's subsidiaries, Monongahela Power and Potomac Edison, for net regulatory assets determined to be unrecoverable from customers and the establishment of a rate stabilization account for residential and small commercial customers as required by the deregulation plans adopted in Ohio, Virginia, and West Virginia.
   The extraordinary charge in 1999 of $27 million after taxes was required to reflect a write-off of $17 million after taxes related to the Maryland PSC's approval in December 1999 of a deregulation plan for Potomac Edison and $10 million after taxes for the difference between the reacquisition price and the net carrying amount of first mortgage bonds repurchased as a result of the deregulation process in Pennsylvania. The extraordinary charge in 1998 of $275.4 million after taxes was required to reflect a write-off of certain costs not recoverable under the Pennsylvania deregulation plan for West Penn approved by the Pennsylvania PUC in 1998. See Notes B, C, and F to the consolidated financial statements for additional information.

FINANCIAL CONDITION, REQUIREMENTS, AND RESOURCES
Liquidity and Capital Requirements
To meet cash needs for operating expenses, the payment of interest and dividends, retirement of debt and certain preferred stocks, and for acquisitions and construction programs, the Company and its subsidiaries have used internally generated funds and external financings, such as the sale of common and preferred stock, debt instruments, installment loans, and lease arrangements. The timing and amount of external financings depend primarily upon economic and financial market conditions, the companies' cash needs, and capital structure objectives of the Company. The availability and cost of external financings depend upon the financial condition of the companies seeking those funds and market conditions.
   Capital expenditures, including construction expenditures, of all of the subsidiaries in 2000 were $402 million and, for 2001 and 2002, are estimated at $2,231.5 million and $543.4 million, respectively. In 1999, Monongahela Power acquired the assets of West Virginia Power for approximately $95 million, and, in 2000, purchased Mountaineer Gas for approximately $326 million (which included the assumption of $100 million in existing debt). The 2001 and 2002 estimated expenditures include $189 million and $225 million, respectively, for environmental control technology. Future unregulated construction expenditures will reflect additions of generating capacity to sell into deregulated markets. As described under Environmental Issues on page 39, the subsidiaries could potentially face significant mandated increases in capital expenditures and operating costs related to environmental issues. The subsidiaries also have additional capital requirements for debt maturities. (See Note Q to the consolidated financial statements.)

Internal Cash Flow
Internal generation of cash, consisting of cash flows from operations reduced by dividends, was $346 million in 2000, compared with $415 million in 1999. Current rate levels and reduced levels of construction expenditures permitted the regulated subsidiaries to finance all of their construction expenditures in 2000 and 1999 with internal cash flow.
   Dividends paid on common stock in each of the years 2000 and 1999 were $1.72 per share. The dividend payout ratio in 2000 of 60.6 percent, excluding the extraordinary charges, decreased from the 64.6 percent ratio in 1999, excluding the extraordinary and other charges.

Financing
The Company did not issue any common stock in 2000, 1999, or 1998. The Company began a stock repurchase program in 1999 to repurchase common stock worth up to $500 million from time to time at price levels the Company deemed attractive. The Company repurchased 12 million shares of its common stock in 1999 at an aggregate cost of $398.4 million (an average cost of $33.20 per share). There were no shares repurchased during 2000. The shares for its Dividend Reinvestment and Stock Purchase Plan, Employee Stock Ownership and Savings Plan, Restricted Stock Plan for Outside Directors, and Performance Share Plan were purchased on the open market.
   Short-term debt increased $81.1 million to $722.2 million in 2000. At December 31, 2000, unused lines of credit with banks were $565 million.
   The Company and its subsidiaries anticipate meeting their 2001 cash needs through internal cash generation, cash on hand, short-term borrowings as necessary, external financings, and by issuing debt and equity.
   On March 1, 2000, $75 million of Potomac Edison's 57/8 percent series first mortgage bonds matured; Monongahela Power's $65 million of 55/8 percent series first mortgage bonds matured on April 1, 2000; and, in March, June, September, and December of 2000, West Penn redeemed a total of $46.8 million of class A-1 6.32 percent transition bonds.
   On June 1, 2000, Potomac Edison issued $80 million of floating rate private placement notes, due May 1, 2002, assumable by Allegheny Energy Supply upon its acquisition of Potomac Edison's Maryland generating assets. In August 2000, after the Potomac Edison generating assets were transferred to Allegheny Energy Supply, the notes were remarketed as Allegheny Energy Supply floating rate (three-month London Interbank Offer Rate (LIBOR) plus .80 percent) notes with the same maturity date. No additional proceeds were received.
   On August 18, 2000, Monongahela Power borrowed $61 million, under a senior secured credit facility, at a rate of 7.18 percent, with a maturity of November 20, 2000. On November 20, 2000, Monongahela Power paid off the original $61 million borrowing and borrowed $100 million at a rate of
7.21 percent with a maturity of May 21, 2001. The facility will be transferred to Allegheny Energy Supply concurrent with the transfer of Monongahela Power's West Virginia generating assets to Allegheny Energy Supply.
   On August 18, 2000, the Company issued $165 million aggregate principal amount of its 7.75 percent notes due August 1, 2005. The Company contributed $162.5 million of the proceeds from its financing to Monongahela Power. Monongahela Power used the proceeds from the Company and the $61 million borrowed under the senior secured credit facility (as discussed above) in connection with the purchase of Mountaineer Gas.
   As part of the purchase of Mountaineer Gas on August 18, 2000, Monongahela Power assumed $100 million of existing Mountaineer Gas debt. This debt consists of several senior unsecured notes and a promissory note with fixed interest rates between 7.00 percent and 8.09 percent, and maturity dates between April 4, 2009, and October 31, 2019.
   On November 7, 2000, the Company also issued unsecured notes in an aggregate principal amount of $135 million, bearing an interest rate of 7.75 percent due 2005. These notes were a further issuance of, and form a single series with, the $165 million aggregate principal amount of the Company's 7.75 percent notes issued on August 18, 2000, as discussed above.
   In 1999, West Penn issued $600 million of transition bonds with varying average lives ranging from one to eight years with a weighted average cost of 6.887 percent to "securitize" transition costs related to its restructuring settlement described in Note B to the consolidated financial statements. During 1999, West Penn reacquired all of its outstanding $525 million of first mortgage bonds.
   West Penn called or redeemed all outstanding shares of its cumulative preferred stock with a combined par value of $79.7 million plus redemption premiums of $3.3 million on July 15, 1999, with proceeds from new $84 million five-year unsecured medium-term notes issued in the second quarter of 1999 at a 6.375 percent coupon rate. Potomac Edison called all outstanding shares of its cumulative preferred stock with a combined par value of $16.4 million plus redemption premiums of $0.5 million on September 30, 1999, with funds on hand. The redemption of the preferred stock allowed Potomac Edison and West Penn to revise their Articles of Incorporation, providing greater financial flexibility in restructuring debt.
   In April 1999, Monongahela Power, Potomac Edison, and West Penn issued $7.7 million, $9.3 million, and $13.8 million, respectively, of 5.50 percent 30-year pollution control revenue notes to Pleasants County, West Virginia. In December 1999, Monongahela Power issued $110 million of 7.36 percent unsecured medium-term notes, due in January 2010, in part to finance the purchase of West Virginia Power.
   In October 1999, AYP Energy prepaid $30 million of its bank loan, reducing the obligation from $160 million to $130 million. In December 1999, the $130 million debt obligation was assigned to Allegheny Energy Supply. Allegheny Energy Supply prepaid the remaining debt obligation on October 25, 2000, with funds obtained from short-term debt.
   The long-term debt due within one year at December 31, 2000, of $160.2 million represents $100.0 million of Monongahela Power's senior credit facility due May 21, 2001, and $60.2 million of West Penn Funding, LLC, transition bonds due on various dates. The transition bonds are supported by an Intangible Transition Charge (ITC) that replaces a portion of the CTC that customers pay. The proceeds from the ITC will be used to pay the principal and interest on these transition bonds, as well as other associated expenses.

SIGNIFICANT CONTINUING ISSUES
Electric Energy Competition
The electricity supply segment of the electric industry in the United States is becoming increasingly competitive. The national Energy Policy Act of 1992 deregulated the wholesale exchange of power within the electric industry by permitting the FERC to compel electric utilities to allow third parties to sell electricity to wholesale customers over their transmission systems. This resulted in open access transmission tariffs being established nationwide. The Company continues to be an advocate of federal legislation to remove artificial barriers to competition in electricity markets, avoid regional dislocations, and ensure level playing fields.
   In addition, with the wholesale electricity market becoming more competitive, the majority of states have taken active steps toward allowing retail customers the right to choose their electricity supplier.
   The Company is at the forefront of state-implemented retail competition, having negotiated settlement agreements in all of the states that Allegheny Power serves. Pennsylvania and Maryland have retail choice programs in place. In October 2000, Ohio approved the implementation of a deregulation plan for Monongahela Power beginning January 1, 2001. In March 2000, West Virginia's Legislature approved a deregulation plan for Monongahela Power pending additional legislation regarding tax revenues for state and local governments. In July 2000, Virginia approved a separation plan for the generating assets of Potomac Edison and continues to make progress toward the implementation of customer choice.

Activities at the Federal Level
The Company continues to seek enactment of federal legislation to bring choice to all retail electric customers, deregulate the generation and sale of electricity on a national level, and create a more liquid, free market for electric power. Fully meeting challenges in the emerging competitive environment will be difficult for the Company unless certain outmoded and anticompetitive laws, specifically the PUHCA and Section 210 (Mandatory Purchase Provisions) of PURPA, are repealed or significantly revised. The Company continues to advocate the repeal of PUHCA and
Section 210 of PURPA on the grounds that they are obsolete and anticompetitive and that PURPA results in utility customers paying above-market prices for power. H.R. 2944, which was sponsored by U.S. Representative Joe Barton, was favorably reported out of the House Commerce Subcommittee on Energy and Power. While the bill does not mandate a certain date for customer choice, several key provisions favored by the Company are included in the legislation, including an amendment that allows existing state restructuring plans and agreements to remain in effect. Other provisions address important Company priorities by repealing PUHCA and the mandatory purchase provisions of PURPA. Although there was considerable activity and discussion on this bill and several other bills in the House and Senate, that activity fell short of moving consensus legislation forward prior to adjournment of the 106th Congress. The Company anticipates that the 107th Congress will address these issues.

Maryland Activities
On June 7, 2000, the Maryland PSC approved the transfer of the generating assets of Potomac Edison to Allegheny Energy Supply. The transfer was made in August 2000. Maryland customers of Potomac Edison had the right to choose an alternative electric provider on July 1, 2000, although the Maryland PSC has not yet finalized all of the rules that will govern customer choice in the state.
   On July 1, 2000, the Maryland PSC issued a restrictive order imposing standards of conduct for transactions between Maryland utilities and their affiliates. Among other things, the order:
  restricts sharing of employees between utilities and affiliates;
  announces the Maryland PSC's intent to impose a royalty fee to compensate the utility for the use by an affiliate of the utility's name and/or logo and for other "intangible or unqualified benefits;" and requires asymmetric pricing for asset transfers between utilities and their affiliates (excluding the transfer of Potomac Edison's Maryland jurisdictional generating assets to Allegheny Energy Supply). Asymmetric pricing requires that transfers of assets from the regulated utility to an affiliate be recorded at the greater of book cost or market value while transfers of assets from the affiliate to the regulated utility be recorded at the lesser of book costs or market value.
   Potomac Edison, along with substantially all of Maryland's gas and electric utilities, filed a Circuit Court petition for judicial review and a motion for stay of the order. The Circuit Court has granted a partial stay of the Maryland PSC's Code of Conduct/Affiliated Transactions Order. The Judge granted a stay on the issues of employee sharing, royalties for the use of the name and logo and for certain intangibles, and on the requirement to use a disclaimer on advertising for non-core services.

Ohio Activities
The Ohio General Assembly passed legislation in 1999 to restructure its electric utility industry. All of the state's customers were able to choose their electricity supplier starting January 1, 2001, beginning a five-year transition to market rates. Residential customers are guaranteed a five percent cut in the generation portion of their rate.
   Monongahela Power reached a stipulated agreement with major parties on a transition plan to bring electric choice to its approximately 29,000 Ohio customers. The Ohio PUC approved the stipulation on October 5, 2000. The restructuring plan allows the Company to transfer its Ohio generating assets to Allegheny Energy Supply at net book value on or after January 1, 2001. See Note B to the consolidated financial statements for additional information.

Pennsylvania Activities
Two-thirds of West Penn's customers in Pennsylvania were able to choose their electricity supplier effective January
2, 1999. As of January 1, 2000, all of West Penn's electricity customers in Pennsylvania had the right to choose their electric suppliers. The Company has retained more than 99 percent of its Pennsylvania customers as of December 31, 2000. See Note B to the consolidated financial statements for additional information.

Virginia Activities
The Virginia Electric Utility Restructuring Act (Restructuring Act) became law on March 25, 1999. All state utilities were required to submit a restructuring plan by January 1, 2001, to be effective on January 1, 2002. Accordingly, the Company filed Phase II of the Functional Separation Plan on December 19, 2000. Customer choice will be phased in beginning on January 1, 2002, with full customer choice by January 1, 2004.
   The Restructuring Act was amended during the 2000 General Assembly legislative session to direct the Virginia SCC to prepare for legislative approval a plan for competitive metering and billing and to authorize the Virginia SCC to implement a consumer education program on electric choice, funded through its regulatory tax.
   On July 11, 2000, the Virginia SCC issued an order approving the Company's separation plan, permitting the transfer of Potomac Edison's generating assets and the provisions of the Phase I application. See Note B to the consolidated financial statements for additional information.
   Various rulemaking proceedings to implement customer choice are ongoing before the Virginia SCC.

West Virginia Activities
In March 1998, the West Virginia Legislature passed legislation that directed the W.Va. PSC to develop a restructuring plan which would meet the dictates and goals of the legislation. In January 2000, the W.Va. PSC submitted a restructuring plan to the Legislature for approval that would open full retail competition on January 1, 2001. On March 11, 2000, the West Virginia Legislature approved the W.Va. PSC's plan, but assigned the tax issues surrounding the plan to the 2000 Legislative Interim Committees to recommend the necessary tax changes involved and come back to the Legislature in 2001 for approval of those changes and authority to implement the plan. The start date of competition is contingent upon the necessary tax changes being made and approved by the Legislature. The W.Va. PSC is currently in the process of developing the rules under which competition will occur.
   The W.Va. PSC approved Potomac Edison's request to transfer its generating assets to Allegheny Energy Supply on or after July 1, 2000, and established a process for obtaining approval to transfer Monongahela Power's assets on or before the starting date for customer choice. In accordance with the restructuring agreement, Potomac Edison and Monongahela Power implemented a commercial and industrial rate reduction program on July 1, 2000.

Accounting for the Effects of Price Deregulation
In accordance with the guidance of EITF Issue No. 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statement Nos. 71 and 101," the Company has discontinued the application of SFAS No. 71 to its electric generation businesses in all of the states in which the Company provides utility service. See Note C to the consolidated financial statements for additional information.

Environmental Issues
The Environmental Protection Agency (EPA) nitrogen oxides
(NOX) State Implementation Plan (SIP) call regulation has been under litigation. On March 3, 2000, the District of Columbia Circuit Court of Appeals issued a decision that basically upheld the regulation. However, state and industry litigants filed an appeal of that decision in April 2000. On June 23, 2000, the Court denied the request for the appeal. Although the Court did issue an order to delay the compliance date from May 1, 2003, until May 31, 2004, both the Maryland and Pennsylvania state rules to implement the EPA NOX SIP call regulation still require compliance by May 1, 2003. West Virginia has issued a proposed rule that would postpone compliance until May 1, 2005. However, the EPA
Section 126 petition regulation also requires the same level of NOX reductions as the EPA NOX SIP call regulation with a May 1, 2003, compliance date. The EPA Section 126 petition rule is also under litigation in the District Court of Columbia Circuit Court of Appeals, with a decision expected in early 2001. The Company's compliance with such stringent regulations will require the installation of expensive post-combustion control technologies on most of its power stations. The Company's construction forecast includes the expenditure of $376.9 million of capital costs during the 2001 through 2004 period to comply with these regulations. Approximately $63.5 million was spent in 2000.
   On August 2, 2000, the Company received a letter from the EPA requiring it to provide certain information on the following 10 electric generating stations: Albright, Armstrong, Fort Martin, Harrison, Hatfield's Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith, and Willow Island. Allegheny Energy Supply and Monongahela Power now own these electric generating stations. The letter requested information under Section 114 of the federal Clean Air Act to determine compliance with federal and state implementation plan requirements, including potential application of federal New Source Performance Standards. In general, such standards can require the installation of additional air pollution control equipment upon the major modification of an existing facility. The Company submitted these records in January 2001. The eventual outcome of the EPA investigation is unknown.
   Similar inquiries have been made of other electric utilities and have resulted in enforcement proceedings being brought in many cases. The Company believes its generating facilities have been operating in accordance with the Clean Air Act and the rules implementing the Act. The experience of other utilities, however, suggests that, in recent years, the EPA may well have revised its interpretation of the rules regarding the determination of whether an action at a facility constitutes routine maintenance, which would not trigger the requirements of the New Source Performance Standards, or a major modification of the facility, which would require compliance with the New Source Performance Standards. If federal New Source Performance Standards were to be applied to these generating stations, in addition to the possible imposition of fines, compliance would entail significant expenditures. In connection with the deregulation of generation, the Company has agreed to rate caps in each of its jurisdictions, and there are no provisions under those arrangements to increase rates to cover such expenditures.
   In December 2000, the EPA issued a decision to regulate coal- and oil-fired electric utility mercury emissions under Title III, Section 112 of the 1990 Clean Air Act Amendments. The EPA plans to issue a proposed regulation by December 2003 and a final regulation by December 2004. The timing and level of required mercury emission reductions are unknown at this time.

Right-to-Know
On Earth Day 1997, former President Clinton announced the expansion of the federal Emergency Planning and Community
Right-to-Know Act (RTK) reporting to include electric utilities, but limited to facilities that combust coal and/or oil for the purpose of generating power for distribution in commerce. The purpose of RTK is to provide site-specific information on chemical emissions to the air, land, and water. Packets of information about the Company's emissions were provided to the media in the Company's area and posted on the Company's web site. The Company filed its 1999 RTK report with the EPA prior to the July 1, 2000, deadline, reporting 27.5 million pounds of total releases for calendar year 1999.

Energy Risk Management
The Company is exposed to a variety of commodity driven risks associated with the wholesale and retail marketing of electricity, including the generation, procurement, and marketing of power. The Company is mandated by the Board of Directors of the Company to engage in a program that systematically identifies, measures, evaluates, and actively manages and reports on market-driven risks.
   The Company's wholesale and retail activities principally consist of marketing and buying and selling over-the-counter contracts for the purchase and sale of electricity. The majority of the forward contracts represent commitments to purchase or sell electricity at fixed prices in the future. These contracts require physical delivery of electricity.
   The Company also uses option contracts to buy and sell electricity at fixed prices in the future. These option contracts are primarily entered into for risk management purposes. The risk management activities focus on management of volume risks (supply) and operational risks (plant outages). The Company's principal intent and business objective for the use of its capital assets and contracts is the same - provide it with physical power supply to enable it to deliver electricity to meet customers' needs.
   The Company has entered into long-term contractual obligations for sales of electricity to other load-serving entities, including affiliated electric utilities, municipalities, and retail load aggregators.
   The Company has a Corporate Energy Risk Control Policy adopted by the Board of Directors and monitored by an Exposure Management Committee chaired by the Chief Executive Officer and composed of senior management. An independent risk management group, operating separately from the businesses actively managing these risk exposures, monitors market risks to ensure compliance with the Policy.
   Market risk arises from the potential for changes in the value of energy related to price and volatility in the market. The Company reduces these risks by using its generating assets to back positions on physical transactions. A Value-at-Risk (VaR) model is used to measure the market exposure resulting from the wholesale and retail activities. VaR is a statistical model that attempts to predict risk of loss based on historical market price and volatility data over a given period of time. The Company's 12-month average one-day VaR with respect to its wholesale and retail marketing of electricity for its unregulated generation segment, excluding the commodity price exposure related to the procurement of fuel, was $12.3 million using a 95 percent confidence level. The Company entered into long-term arrangements (terms of 12 months or longer) to purchase approximately 90 percent of its base fuel requirements in 2000. The Company depends on short-term arrangements and spot purchases for its remaining requirements. Until 2005, the Company expects to meet its total coal requirements for its generating assets under existing contracts or from known suppliers.
   Credit risk is defined as the risk that a counterparty to a transaction will be unable to fulfill its contractual obligations. The credit standing of counterparties is established through the evaluation of the prospective counterparty's financial condition, specified collateral requirements where deemed necessary, and the use of standardized agreements which facilitate netting of cash flows associated with a single counterparty. Financial conditions of existing counterparties are monitored on an ongoing basis.
   Market exposure and credit risk have established aggregate and counterparty limits that are monitored within the guidelines of the Corporate Energy Risk Control Policy.

Energy Trading Activities
In November 1998, the EITF released Issue No. 98-10 under which contracts entered into in connection with energy trading must be marked to market, with gains and losses included in earnings. The Issue defines energy trading activities or energy trading contracts as energy contracts entered into with the objective of generating profits on or from exposure to shifts in market prices.
   During 2000, Allegheny Energy Supply substantially increased the volume of its wholesale electricity trading activities due to the completion of the construction or acquisition of additional capacity. Allegheny Energy Supply also anticipates the expansion of additional capacity, through construction and acquisition activities, in future years as a result of announcements made during 2000. Based upon the Company's continual evaluation of its business activities under the provisions of EITF Issue No. 98-10, the Company concluded that Allegheny Energy Supply's wholesale electricity activities now represent trading activities. Accordingly, Allegheny Energy Supply recorded its energy trading contracts at fair value on the balance sheet at December 31, 2000, and recorded a gain to earnings for these contracts. See Note J to the consolidated financial statements for additional details.

Derivative Instruments and Hedging Activities
In June 1998, the Financial Accounting Standards Board
(FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133." Effective January 1, 2001, the Company implemented the requirements of these accounting standards.
   These Statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement or other comprehensive income, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is expected to increase the volatility in reported earnings and other comprehensive income.
   The Company has completed an inventory of financial instruments, commodity contracts, and other commitments for the purpose of identifying and assessing all of the Company's derivatives. The Company determined the fair value of the derivatives, designated certain derivatives as hedges, and assessed the effectiveness of those derivatives as hedges.
   Allegheny Energy Supply has entered into two forward contracts for the purchase of electricity that qualify for cash flow hedge treatment under SFAS No. 133. Allegheny Energy Supply entered these transactions with the risk management objectives of assuring its ability to meet its contractual obligations to serve the instantaneous physical demands of its customers and to ensure that market movements do not cause a significant degradation in Allegheny Energy Supply's earnings.
   Cash flow hedge accounting is appropriate only if the derivative is effective at offsetting cash flows from the hedged item and is designated as a hedge at its inception. Additionally, changes in the market value of the hedge must move in an inverse direction from changes in the market value of the hedged item. This effectiveness is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of effectiveness being at least 80 percent and not more than 125 percent. If and when effectiveness ceases to exist at an acceptable level, hedge accounting ceases and mark-to-market accounting is applied. Any ineffectiveness in Allegheny Energy Supply's hedges will be reported as part of "Purchased power and exchanges, net" on the consolidated statement of operations. The effective portion will be reported in other comprehensive income.
   Allegheny Energy Supply will record an asset of $1.5 million on its 2001 balance sheet based on the fair value of the two cash flow hedge contracts at January 1, 2001. An offsetting amount will be recorded in other comprehensive income as a change in accounting principle as provided by SFAS No. 133. Allegheny Energy Supply anticipates that the hedges will be highly effective and that there will be no ineffectiveness to be recognized in earnings because the critical terms of the hedging instruments and hedged items match, the fair value of hedging instruments was zero at inception, and the change in expected cash flows on the hedged items and the hedging instruments are based on the same forward commodity prices. Allegheny Energy Supply anticipates that the amounts accumulated in other comprehensive income related to these contracts will be reclassified to earnings during July and August of 2001, when the hedged transactions are recorded.
   Allegheny Energy Supply has certain option contracts for the future sale of electricity that meet the derivative criteria in SFAS No. 133, which do not qualify for special hedge accounting. Allegheny Energy Supply also has entered into option contracts for emission allowances that qualify as derivatives. Allegheny Energy Supply entered into these energy derivatives for the purpose of optimizing the value of its generating assets. Allegheny Energy Supply will record an asset of $0.1 million and a liability of $52.4 million on its balance sheet based on the fair value of these contracts at January 1, 2001. The majority of this liability is related to one contract. The terms of this three-year contract entered into on January 1, 1999, provides the counterparty with the right to purchase, at a fixed price, 270 MW of electricity per hour until December 31, 2001. The fair value of this contract represented a liability of approximately $52.3 million on January 1, 2001. The liability associated with this contract will reduce to zero at December 31, 2001, with the expiration of the contract. The fair value of these contracts will fluctuate over time due to changes in the underlying commodity prices that are influenced by various market factors, including the weather and availability of regional electric generation and transmission capacity. In accordance with SFAS No. 133, Allegheny Energy Supply will record a charge of $31.2 million against earnings, net of the related tax effect ($52.3 million before tax) for these contracts as a change in accounting principle as of January 1, 2001.

New Accounting Standard
In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and is effective for transfers occurring after March 31, 2001. The Statement is not expected to have a material impact on the Company.